Exhibit 4.1

Share Certificate

Certificate Number	Number of Shares

Davis Commodities Limited

Incorporated in the Cayman Islands under the Companies Act (As Revised)

Authorized Share Capital is US$100,000.11 divided into

232,500,000,000 shares of a nominal or par value of US$0.000000430108 each

This certifies that [Name] of [Address] is the registered holder of [Number] Ordinary Shares fully paid and non-assessable, subject to the Second Amended and Restated Memorandum and Articles of Association of the Company.

GIVEN under the Common Seal of the said Company this [date].

The Common Seal of the Company was hereunto affixed.

____________________________

Director